Exhibit 10.7

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 13, 2010 (the “Effective Date”) among MIDCAP FUNDING III, LLC, a Delaware limited liability company, with an office located at 7735 Old Georgetown Road, Suite 400, Bethesda, Maryland 20814 (“MidCap”), as collateral agent (“Agent”) and as a Lender, SILICON VALLEY BANK, a California corporation and with a loan production office located at 100 Matsonford Road, Building 5, Suite 555, Radnor, Pennsylvania 19087 (“SVB”), as a Lender,  the Lenders listed on Schedule 1.1 hereof and otherwise party hereto from time to time (each a “Lender” and collectively, the “Lenders”), and NUPATHE INC., a Delaware corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders.  The parties agree as follows:

1              ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2              LOAN AND TERMS OF PAYMENT

2.1           Promise to Pay.  Borrower hereby unconditionally promises to pay to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, the outstanding principal amount of all Credit Extensions made by the Lenders and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2           Term Loans.

(a)           Availability.  Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower in an aggregate amount of up to Eleven Million Dollars ($11,000,000.00) according to each Lender’s Term Loan Commitments as set forth on Schedule 1.1 hereto. The Term Loans shall be available in two tranches.  The first tranche (“Term A Loan”) shall be in an amount equal to Five Million Dollars ($5,000,000.00) and shall be advanced on the Effective Date.  The second tranche (“Term B Loan”; Term A Loan and Term B Loan are each referred to herein individually as a “Term Loan” and collectively as the “Term Loans”) shall be made available by the Lenders in their sole discretion during the Term B Loan Draw Period in an amount equal to Six Million Dollars ($6,000,000.00) in a single advance. After repayment, no Term Loan may be re-borrowed.

(b)           Interest Payments and Repayment.  Commencing on the first (1st) Payment Date following the Funding Date of Term A Loan, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make monthly payments of interest in arrears to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, in arrears, and calculated as set forth in Section 2.3.  Commencing on the Amortization Date, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make consecutive monthly payments of principal to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, as calculated by Agent based upon: (1) the amount of such Lender’s Term Loans, (2) the effective rate of interest, as determined in Section 2.3, and (3) a straight-line amortization schedule ending on the Maturity Date.   All unpaid principal and accrued interest with respect to the Term Loans is due and payable in full on the Maturity Date.  The Term Loans may be prepaid only in accordance with Sections 2.2(c) and 2.2(d).

(c)           Mandatory Prepayments.   If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans and all other Obligations, plus accrued and unpaid interest thereon, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other sums that shall have become due and payable, including Lenders’ Expenses.

(d)           Permitted Prepayment of Loans.   Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay the Term Loans at least thirty (30) days prior to such prepayment, and (ii) pays to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, on the date of such prepayment, an amount equal to the sum of (A) all outstanding principal of the Term Loans and all other Obligations, plus accrued and unpaid interest thereon, (B) the Final Payment, (C) the Prepayment Fee, and (D) all other sums that shall have become due and payable, including Lenders’ Expenses.

2.3           Payment of Interest on the Credit Extensions.

(a)           Computation of Interest.  Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues.  In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b)           Interest Rate Determination.  Subject to the provisions of Section 2.3(c) below, each Advance shall bear interest on the outstanding principal amount thereof from the date when made until paid in full at a rate per annum equal to the (i) the greater of (A) the LIBOR Rate in effect for the applicable Interest Period adjusted on the first (1st) day of each Interest Period and fixed for the duration of each such Interest Period or (B) three percent (3.00%), plus (ii) the LIBOR Rate Margin.  As of each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Advances for which an interest rate is then being determined for the applicable Interest Period.  In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), as of any Interest Rate Determination Date with respect to any Advance, that adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of Base LIBOR Rate, then Agent may select a comparable replacement index and corresponding margin.

(c)           Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or Lenders.

(d)           Debit of Accounts.  Lenders may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments when due or any other amounts Borrower owes the Lenders under the Loan Documents when due.  These debits shall not constitute a set-off.

(e)           Payments.  Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.  All payments required under this Agreement are to be made directly to Agent unless otherwise directed by Agent in writing.

(f)            Maximum Lawful Rate.  In no event shall the interest charged hereunder, with respect to the notes (if any) or any other obligations of Borrower under any Loan Documents exceed the maximum amount permitted under the Laws of the State of Maryland.  Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any note or other Loan Document (the “Stated Rate”)

would exceed the highest rate of interest permitted under any applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received, had the interest been calculated for the full term hereof at the Maximum Lawful Rate.  If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of such Lender’s Term Loan or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

2.4           Fees.  Borrower shall pay to Agent for the account of Lenders:

(a)           Origination Fee.  A fully earned, non-refundable origination fee in an amount equal to one-half of one percent (0.50%) of the aggregate Term Loan Commitments of the Lenders, of which (i) Twenty Five Thousand Dollars ($25,000.00) has been paid to Agent prior to the Effective Date and (ii) Thirty Thousand Dollars ($30,000.00) shall be due on the Funding Date of Term B Loan, in each case to be shared among the Lenders pursuant to their respective Commitment Percentages;

(b)           Final Payment.  The Final Payment, when due under Section 2.2(c) or 2.2(d), upon acceleration of the Term Loans or otherwise on the Maturity Date, to be shared among the Lenders in accordance with their respective Pro Rata Shares;

(c)           Prepayment Fee.  The Prepayment Fee, when due hereunder, to be shared among the Lenders in accordance with their respective Pro Rata Shares; and

(d)           Lenders’ Expenses.  All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (and in the absence of any other due date specified herein, such Lenders’ Expenses shall be due upon demand).

2.5           Additional Costs.  If any new Law or regulation increases a Lender’s costs or reduces its income for any Term Loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before one hundred eighty (180) days prior to the date such Lender notifies Borrower of such increased costs.  Each Lender agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with such Lender’s customary practice.

2.6           Payments and Taxes.  Any and all payments made by Borrower under this Agreement or any Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) other than any taxes imposed on or measured by any Lender’s overall net income and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of any Lender being organized or resident, conducting business (other than a business deemed to arise from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, this Agreement or any Loan Documents) or having its principal office in such jurisdiction (“Indemnified Taxes”).  If any Indemnified Taxes shall be required by Law to be withheld or deducted from or in respect of any sum payable under this Agreement or any Loan Documents to any Lender (w) an additional amount shall be payable as may be necessary so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (x) Borrower shall make such withholdings or deductions, (y) Borrower shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with applicable Law and (z) Borrower shall deliver to such Lender evidence of such payment.  Borrower’s obligation hereunder shall survive the termination of this Agreement.

2.7           Secured Promissory Notes.  Each Term Loan shall be evidenced by a Secured Promissory Note in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth herein.  Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment.  The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Secured Promissory Note to make payments of principal of or interest on any Secured Promissory Note when due.  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

3              CONDITIONS OF LOANS

3.1           Conditions Precedent to Initial Credit Extension.  Each Lender’s obligation to make a Term Loan is subject to the condition precedent that Agent shall consent to or shall have received, in form and substance satisfactory to Agent and Lenders, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a)           duly executed original signatures to the Loan Documents to which Borrower is a party;

(b)           duly executed original Secured Promissory Notes in favor of each Lender with a face amount equal to such Lender’s Term Loan Commitment;

(c)           the Operating Documents of Borrower certified by a Responsible Officer and good standing certificates of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)           good standing certificates dated as of a date no earlier than thirty (30) days prior to the Effective Date to the effect that Borrower is qualified to transact business in all states in which the nature of Borrower’s business so requires;

(e)           copies of duly executed signatures to the completed Borrowing Resolutions for Borrower, certified by a Responsible Officer;

(f)            the Subordination Agreement duly executed by the holders of  Borrower’s convertible notes in favor of the Lenders;

(g)           a payoff letter from Oxford Finance Corporation evidencing that, upon the payment in full of the obligations owed by Borrower to Oxford Finance Corporation, (i) the Liens securing Indebtedness owed by Borrower to Oxford Finance Corporation will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(h)           certified copies, dated as of a recent date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(i)            the Perfection Certificate executed by Borrower;

(j)            a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(k)           copies of any existing registration rights agreement/investors’ rights agreement or similar agreements and any amendments thereto;

(l)            evidence satisfactory to Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Agent, for the ratable benefit of Lenders;

(m)          payment of the fees and Lenders’ Expenses then accrued as specified in Section 2.4 hereof; and

(n)           evidence that Borrower shall have received, on or prior to the Effective Date, net cash proceeds of not less than Ten Million Dollars ($10,000,000.00) from the issuance and sale of Borrower’s equity securities or convertible debt securities to existing investors in Borrower.

3.2           Conditions Precedent to all Credit Extensions.  The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)           timely receipt by Agent of an executed Payment/Advance Form in the form of Exhibit B attached hereto;

(b)           the representations and warranties in Section 5 shall be true, correct and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)           in such Lender’s sole discretion, there has not been any Material Adverse Change.

3.3           Covenant to Deliver. Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by the Lenders of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Agent’s sole discretion.

3.4           Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time three (3) Business Days prior to the date the Term Loan is to be made.  Together with any such electronic or facsimile notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee.  Upon receipt of a Payment/Advance Form, Agent shall promptly provide a copy of the same to each Lender.  Agent may rely on any telephone notice given by a person whom Agent reasonably believes is a Responsible Officer or designee.

4              CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest.  Borrower hereby grants Agent, for the ratable benefit of Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that may have priority by operation of applicable Law.  If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof (and further details as may be required by Agent) and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.2           Authorization to File Financing Statements.  Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and each Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral contrary to the terms of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Agent and the Lenders under the Code.  Such financing statements may indicate the Collateral as “all assets of Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

5              REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows at all times unless expressly provided below:

5.1           Due Organization, Authorization: Power and Authority.

(a)           Borrower and each of its Subsidiaries, if any, are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Agent a completed perfection certificate signed by Borrower (the “Perfection Certificate”).  Borrower represents and warrants that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.

(b)           The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower or any of its Subsidiaries or their respective properties is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2           Collateral.

(a)           Borrower has good title to, has rights in, and has the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts permitted by the terms of Section 6.6 hereof with respect of which Borrower has taken, subject to the terms of Section 6.12, such actions as are necessary to give Agent for the ratable benefit of all Lenders a perfected security interest therein.   The Accounts are bona fide, existing obligations of the Account Debtors.

(b)           On the Effective Date, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as disclosed in the Perfection Certificate, and, as of the Effective Date, no such third party bailee possesses  components of the Collateral in excess of Twenty-Five Thousand Dollars ($25,000).  None of the components of the Collateral shall be maintained at locations other than as disclosed in the Perfection Certificate on the Effective Date or as permitted pursuant to Section 7.2.  In the event that Borrower, after the Effective Date, intends to store or otherwise deliver any portion of the Collateral to a bailee in excess of Twenty-Five Thousand Dollars ($25,000), then Borrower will first receive the written consent of Agent and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Agent in its sole discretion.

(c)           All Inventory is in all material respects of good and marketable quality, free from material defects.

(d)           Except as noted on the Perfection Certificate, as of the Effective Date Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is a licensee that (a) prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Agent’s right to sell any Collateral.  Borrower shall provide written notice to Agent within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public).  Borrower shall take such commercially reasonable steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by Law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.

5.3           Litigation.  As of the Effective Date, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Fifty Thousand Dollars ($50,000.00).

5.4           No Material Deterioration in Financial Condition; Financial Statements.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent fairly present, in conformity with GAAP, in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  As of the Effective Date, there has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent.

5.5           Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities (excluding Borrower’s Subordinated Debt); Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6           Regulatory Compliance.

(a)           Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any Laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable Laws.  Borrower has obtained all Required Permits, or has contracted with third parties holding Required Permits, necessary for compliance with all Laws and all such Required Permits are current.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

(b)           None of Borrower, its Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  Neither Borrower nor, to the knowledge of Borrower, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7           Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8           Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, in each case other than with respect to taxes which do not exceed $25,000 in the aggregate.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  As of the Effective Date, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9           Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes. A portion of the proceeds of the initial Credit Extension shall be used on the Effective Date to repay in full the indebtedness of Borrower to Oxford Finance Corporation.

5.10         Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11         Regulatory Developments.

(a)           All Products and all Required Permits as of the Effective Date are listed on Schedule 5.11, and Borrower has delivered to Agent a copy of all Required Permits to the extent requested by Agent;

(b)           Without limiting the generality of Section 5.6 above, with respect to any Product being tested or manufactured by Borrower, (i) Borrower has received, and such Product is the subject of, all Required Permits needed in connection with the testing or manufacture of such Product as such testing is currently being conducted by or on behalf of Borrower, (ii) Borrower has not received any notice from any applicable Governmental Authority, specifically including the FDA,  notifying Borrower of (A) any material deficiency or violation of Laws and/or the Required Permits related to the manufacture of such Product, or (B) that any such Required Permit has been revoked or withdrawn, or (iii) no Governmental Authority has issued any order or recommendation stating that the development, testing and/or manufacturing of such Product by Borrower should cease; and

(c)           Without limiting the generality of Section 5.6 above, with respect to any Product marketed or sold by Borrower, (i) Borrower has received, and such Product is the subject of, all Required Permits needed in connection with the marketing and sales of such Product as currently being marketed or sold by Borrower, (ii)  Borrower has not received any notice from any applicable Governmental Authority, specifically including the FDA, notifying Borrower of (A) any material deficiency or violation of Laws and/or the Required Permits related to the marketing or sale of such Product, or (B) that any such Required Permit has been revoked or withdrawn, or (iii) no Governmental Authority has issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace.

5.12         Intellectual Property.

(a)           Borrower is the sole owner of, or has a valid license to use, all Intellectual Property necessary for the conduct of its business, except those licenses described in the Perfection Certificate and licenses permitted by the terms of Section 7.1 hereof.  Each issued Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.

(b)           As of the Effective Date, all of Borrower’s Material Intellectual Property, including all licenses under which Borrower is the licensee of any such Material Intellectual Property owned by another Person, are set forth on Schedule 5.12(b).  Such Schedule 5.12(b) indicates in each case, as of the Effective Date, the expiration date of such Material Intellectual Property and whether such Material Intellectual Property (or application therefor) is owned or licensed by Borrower, and in the case of any such licensed Material Intellectual Property, lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Material Intellectual Property is licensed, the expiration date of such license and the expiration date of the underlying Material Intellectual Property, whether or not such license is an exclusive license and whether there are any purported restrictions in such license on the ability to Borrower to grant a security interest in and/or to transfer any of its rights as a licensee under such license.

6              AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1           Government Compliance.

(a)           Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all Laws, ordinances and regulations to which it is subject, the noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.

(b)           Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent for the ratable benefit of the Lenders, in all of the Collateral.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

(c)           In connection with the development, testing, manufacture, marketing or sale of each and any Product by Borrower, Borrower shall comply fully and completely in all respects with all Required Permits at all times issued by any Governmental Authority the noncompliance with which could have a material adverse effect on Borrower’s business, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by Borrower as such activities are at any such time being conducted by Borrower.

6.2           Financial Statements, Reports, Certificates.

(a)           Deliver to Agent: (i) as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared unaudited consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Agent; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (or, with respect to the fiscal year ended December 31, 2009, an opinion qualified only for going concern) on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion; (iii) as soon as available after approval thereof by Borrower’s Board of Directors, but no later than thirty (30) days after the last day of Borrower’s fiscal year, Borrower’s financial projections for current fiscal year as approved by Borrower’s Board of Directors; (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (v) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Fifty Thousand Dollars ($50,000) or more or could result in a Material Adverse Change; and (vi) budgets, sales projections, operating plans and other financial information reasonably requested by Agent.

(b)           Within forty-five (45) days after the last day of each month, deliver to Agent with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer.

(c)           Keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  Borrower shall allow, at the sole cost of Borrower, Agent and Lenders to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, to conduct a collateral audit and analysis of its operations and the Collateral, to verify the amount and age of the accounts, the identity and credit of the respective account debtors, to review the billing practices of Borrower and to discuss its respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired.  Notwithstanding the foregoing, such audits shall be conducted at Borrower’s expense no more often than once every twelve (12) months unless a Default or Event of Default has occurred and is continuing.

(d)           Deliver to Agent an updated Schedule 5.12(b) promptly upon Borrower’s acquisition or development of any Material Intellectual Property not already listed on Schedule 5.12(b) and upon any other material change in Borrower’s Material Intellectual Property from that listed on Schedule 5.12(b).

6.3           Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify Agent of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.4           Taxes; Pensions.  Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5                                 Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Agent.  All property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee and waive subrogation against Agent, and all liability policies shall show, or have endorsements showing, Agent, as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Agent at least thirty (30) days notice before canceling, amending, or declining to renew its policy.  At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Agent’s option, be payable to Agent on behalf of the Lenders on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $250,000 with respect to any loss, but not exceeding $500,000, in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6                                 Operating Accounts.

(a)                                  Maintain all of Borrower’s and Guarantor’s Collateral Accounts, operating and investment accounts with PNC Bank, N.A., Black Rock Institutional Management Corporation, or SVB, which accounts shall be subject to Control Agreements in favor of Agent for the ratable benefit of all Lenders; provided, that on and after the date which is sixty (60) days after the Effective Date, Borrower and Guarantor shall (i) maintain their primary operating accounts with SVB and/or one of its Affiliates and (ii) maintain at least 50% of their aggregate excess cash and Cash Equivalents (i.e., monies held for investment) with SVB and/or one of its Affiliates.

(b)                                 Without derogating the requirement in Section 6.6(a), provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than PNC Bank, N.A., Black Rock Institutional Management Corporation, or SVB.  In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated during the term of this Agreement without the prior written consent of Agent.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such.

6.7                                 Protection of Intellectual Property Rights.  Borrower shall own, or be licensed to use or otherwise have the right to use, all Material Intellectual Property.  All Intellectual Property of Borrower is and shall be fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not be reasonably expected to result in a Material Adverse Change.  Borrower is not and shall not become a party to, nor become bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or other property, except to the extent that any such prohibition or restriction would be deemed ineffective by operation of applicable law.  Borrower shall at all times conduct its business without infringement or claim of infringement of any Intellectual Property rights of others.  Borrower shall, to the extent it determines, in the exercise of its reasonable business judgment, that it is prudent to do the following: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property; (b) promptly advise Agent in writing of material infringements of its Intellectual Property; and (c) not allow any Material Intellectual Property to be abandoned, forfeited or dedicated to the public without Agent’s prior written consent.

6.8                                 Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent with respect to any Collateral or relating to Borrower.

6.9                                 Notices of Litigation and Default.  Borrower will give prompt written notice to Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to have a material adverse effect with respect to Borrower’s business.  Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Agent of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.10                           Creation/Acquisition of Subsidiaries.  In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Agent of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Agent to cause each such domestic Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case,  grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Agent, for the ratable benefit of the Lenders, a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary.

6.11                           Further Assurances.

(a)                                  Execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

(b)                                 Deliver to Agent, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material effect on any of the Governmental Approvals material to Borrower’s business or otherwise on the operations of Borrower or any of its Subsidiaries.

6.12                           Post-Closing Requirements.

(a)                                  Provide to Agent, within forty-five (45) days after the Effective Date (or such later date as Agent may determine, in its reasonable discretion), with a landlord’s consent in favor of Bank for the following leased location by the respective landlord thereof, together with the duly executed original signatures thereto:

(i)                                     227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428; and

(b)                                 Provide to Agent, within twenty-five (25) days after the Effective Date (or such later date as Agent may determine, in its reasonable discretion) duly executed original signatures to the Control Agreements from PNC Bank, N.A., Black Rock Institutional Management Corporation, and SVB, and such other financial institutions as Agent may require, in its sole discretion.

7                                         NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of Agent and the Required Lenders:

7.1                                 Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; or (c) in connection with Permitted Liens and Permitted Investments.

7.2                                 Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) at any time prior to the occurrence of a Qualifying

IPO, both Key Persons shall cease to be actively engaged in the management of Borrower unless replacements for such Key Persons, reasonably satisfactory to Lenders, are approved by the Borrower’s Board of Directors within ninety (90) days, or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Agent the venture capital investors prior to the closing of the transaction).  Borrower shall not, without at least thirty (30) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty Five Thousand Dollars ($25,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3                                 Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured guaranty hereunder) or into Borrower provided Borrower is the surviving legal entity and Borrower’s tangible net worth is not thereby reduced, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4                                 Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                                 Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property (other than in-bound licenses to the extent such licenses constitute “Intellectual Property” and prohibit or restrict assignment by their terms, but only to the extent that any such prohibition or restriction would be deemed ineffective by operation of applicable law).

7.6                                 Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7                                 Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in common stock) or make any distribution or payment on or redeem, retire or purchase any capital stock (other than (i) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar plans and (ii) after the occurrence of a Qualifying IPO, the redemption of Borrower’s Series A Preferred Stock and Series B Preferred Stock provided that (A) immediately prior to any such redemption, no Event of Default has occurred and is continuing or would occur after giving result to such redemption and (B) immediately after giving effect to any such redemption, Borrower would have cash and/or Cash Equivalents on deposit in the operating accounts specified in Section 6.6(a) of not less $30,000,000 (net of any proceeds of Term B Loan), or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8                                 Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9                                 Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10                           Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other Law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11                           Compliance with Anti-Terrorism Laws.  Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.  Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Borrower shall immediately notify Agent if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8                                         EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                                 Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2                                 Covenant Default.

(a)                                  Borrower fails or neglects to perform any obligation in Sections 6.1(c), 6.2, 6.4, 6.5, 6.6, 6.7, 6.10, or 6.11 or violates any covenant in Section 7; or

(b)                                 Borrower or any of its Subsidiaries fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3                                 Material Adverse Change.  A Material Adverse Change occurs;

8.4                                 Attachment; Levy; Restraint on Business.

(a)                                  (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with the Lenders or any Lender Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

(b)                                 (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5                                 Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise breaches the representation and warranty set forth in Section 5.5 hereof; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6                                 Other Agreements.  There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a material adverse effect on Borrower’s business;

8.7                                 Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);

8.8                                 Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or the Lenders or to induce Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9                                 Subordinated Debt.  A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Agent or the Lenders, or any creditor that has signed such an agreement with Agent or the Lenders breaches any terms of such agreement;

8.10                           Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction;

8.11                           Criminal Proceeding.  The institution by any Governmental Authority of criminal proceedings against Borrower;

8.12                           Lien Priority.  Except as permitted by Agent, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby; or

8.13                           Withdrawals, Recalls, Adverse Test Results and Other Matters.  (a) The institution of any proceeding by FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin Borrower or any representative of Borrower from manufacturing, marketing, selling or distributing any Product or Product category, (b) the institution of any action or proceeding by the FDA or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Required Permit held by Borrower or any representative of Borrower, which, in each case, could cause a Material Adverse Change,  (c) the commencement of any enforcement action against Borrower by the FDA or any other Governmental Authority, (d) the recall of any Products from the market, the voluntary withdrawal of any Products from the market, or actions to discontinue the sale of any Products, or (e) the occurrence of adverse test results in connection with a Product which could cause a Material Adverse Change.

9                                         RIGHTS AND REMEDIES

9.1                                 Rights and Remedies.

(a)                                  Upon the occurrence and during the continuance of an Event of Default,  Agent may, and at the written direction of any Lender shall,  without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or the Lenders shall be immediately terminated without any action by Agent or the Lenders).

(b)                                 Without limiting the rights of Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default Agent shall have the right, at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:

(i)  foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii)  apply to the Obligations any (A) balances and deposits of Borrower that Agent or any Lender holds or controls, or (B) any amount held or controlled by Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iii) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c)                                  Without limiting the rights of Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default Agent shall have the right, without notice or demand, to do any or all of the following:

(i)  settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent’s security interest in such funds, and verify the amount of such account;

(ii)  make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates.  Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(iii)  ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral.  Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent for the benefit of the Lenders;

(iv)  place a “hold” on any account maintained with Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v)  demand and receive possession of Borrower’s Books; and

(vi) Subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.  As used in the immediately preceding sentence, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Agent, imminently threatens the ability of Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Agent, could result in a material diminution in value of the Collateral.

9.2                                 Power of Attorney.  Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits.  Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent and the Lenders are under no further obligation to make Credit Extensions hereunder.  Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

9.3                                 Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No such payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

9.4                                 Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Agent and the Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the

Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to Lenders Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Agent or any Lender under the Loan Documents.  Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.  Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise.  Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower.  Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Agent.  Any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lender’s claims.  To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.  If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Agent and other Lenders for purposes of perfecting Agent’s security interest therein. Notwithstanding anything to the contrary herein, any warrants issued to the Lenders by Borrower, the stock issuable thereunder, any equity securities purchased by Lenders, any amounts paid thereunder, any dividends, and any other rights in connection therewith shall not be subject to the terms and conditions of this Agreement.  Nothing herein shall affect any Lender’s rights under any such warrants, stock, or other equity securities to administer, manage, transfer, assign, or exercise such warrants, stock, or other equity securities for its own account.

9.5                                 Liability for Collateral.  So long as Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent and the Lenders, Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral other than that caused by the gross negligence and willful misconduct of Agent and Lenders.

9.6                                 No Waiver; Remedies Cumulative.  Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Agent and then is only effective for the specific instance and purpose for which it is given.  Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Agent has all rights and remedies provided under the Code, by Law, or in equity.  Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of Default is not a continuing waiver.  Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7                                 Demand Waiver.  Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10                                  NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (if an email address is specified herein) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Any of Agent, Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:

NuPathe Inc.

227 Washington Street, Suite 200

Conshohocken, Pennsylvania 19428

Attention:  Chief Financial Officer

Telephone:  (484) 567-0130

Facsimile:  (484) 567-0136

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention:  Michael J. Pedrick, Esquire

Telephone:  (215) 963-5083

Facsimile:  (215) 963-5001

If to Agent or Lenders:

Midcap Funding III, LLC

7735 Old Georgetown Road, Suite 400

Bethesda, Maryland 20814

Attention: Portfolio Management- Life Sciences

Telephone:  301-841-6487

Facsimile:  301-941-1450

with a copy to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attention: John J. Malloy, Esquire

Telephone:  (617) 880-3449

Facsimile:  (617) 880-3456

11                                  CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Maryland Law governs the Loan Documents without regard to principles of conflicts of law.  Borrower, Lenders and Agent each submit to the exclusive jurisdiction of the State and Federal courts in Maryland.  NOTWITHSTANDING THE FOREGOING, AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT AND LENDERS (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.1) DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE AGENT’S AND LENDERS’ RIGHTS AGAINST BORROWER OR ITS PROPERTY. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12                                  GENERAL PROVISIONS

12.1                           Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s discretion, subject to Section 12.11).  The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents provided, however, that any such sale, assignment, negotiation or grant of a participation by any Lender (other than a sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Required Lenders (such approved assignee, an “Approved Lender”).  Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Agent reasonably shall require.

12.2                           Indemnification.

(a)                                  Borrower agrees to indemnify, defend and hold Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or the Lenders (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person from, following, or arising from transactions between Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct (collectively, the “Indemnified Liabilities”).

(b)                                 Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds.

(c)                                  To the extent that the undertaking set forth in this Section 12.2 may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnified Persons or any of them.

12.3                           Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4                           Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5                           Correction of Loan Documents.  Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6                           Integration.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7                           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8                           Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify each Lender and Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9                           Confidentiality.  In handling any confidential information of Borrower, the Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to the Lenders’ and Agent’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, the Lenders and Agent shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by Law, regulation, subpoena, or other order; (d) to regulators or as otherwise required in connection with an examination or audit; (e) as Agent considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Agent so long as such service providers have executed a confidentiality agreement with the Lenders and Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Agent’s possession when disclosed to the Lenders and/or Agent, or becomes part of the public domain after disclosure to the Lenders and/or Agent; or (ii) is disclosed to the Lenders and/or Agent by a third party, if the Lenders and/or Agent does not know that the third party is prohibited from disclosing the information.  Lenders and/or Agent may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Lenders and/or Agent do not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.9.

12.10                     Right of Set Off.  Borrower hereby grants to Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or the Lenders or any entity under the control of Agent or the Lenders (including a Agent affiliate) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11                     Amendments.

(a)                                  No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Agent and the Required Lenders provided that

(i)                                     no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii)                                  no such amendment, waiver or modification that would affect the rights and duties of Agent shall be effective without Agent’s written consent or signature;

(iii)                               no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all or any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.11 or the definitions of the terms used in this Section 12.11 insofar as the definitions affect the substance of this Section 12.11; (F) consent to the assignment, delegation or other transfer by any Borrower or any Guarantor of any of its rights and obligations under any Loan Document or release Borrower or any Guarantor of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Agent securing the Obligations; or (I) amend any of the provisions of Section 12.10.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv)                              the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b)                                 Other than as expressly provided for in Section 12.11(a)(i)-(iii), Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of the Borrower.

12.12                     Publicity.  Each Lender and Borrower hereby authorizes each Lender to publish the name of such Lender and Borrower, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which such Lender elects to submit for publication.  In addition, each Lender and Borrower agrees that each Lender may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Effective Date.  With respect to any of the foregoing, such authorization shall be subject to such Lender providing Borrower and the other Lenders with an opportunity to review and confer with such Lender regarding, and approve, the contents of any such tombstone, advertisement or information, as applicable, prior to its initial submission for publication, but subsequent publications of the same tombstone, advertisement or information shall not require Borrower’s approval.

12.13                     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

13                                  AGENT

13.1                           Appointment and Authorization of Agent. Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

13.2                           Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

13.3                           Liability of Agent. Except as otherwise provided herein, no Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any Affiliate thereof.

13.4                           Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

13.5                           Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any default and/or Event of Default, unless Agent shall have received written notice from a Lender or Borrower, describing such default or Event of Default. Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to an Event of Default as may be directed in writing by the Required Lenders in accordance with Article 9(a); provided, however, that while an Event of Default has occurred and is continuing, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as Agent shall deem advisable or in the best interest of the Lenders, including without limitation,  satisfaction of other security interests, liens or encumbrances on the Collateral not permitted under the Loan Documents, payment of taxes on behalf of Borrower, payments to landlords, warehouseman, bailees and other persons in possession of the Collateral and other actions to protect and safeguard the Collateral, and actions with respect to insurance claims for casualty events affecting Borrower and/or the Collateral.

13.6                           Credit Decision; Disclosure of Information by Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent herein, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

13.7                           Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, each Lender shall, severally and pro rata based on its respective Pro Rata Share, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities (which shall not include legal expenses of Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7. Without limitation of the foregoing, each Lender shall, severally and pro rata based on its respective Pro Rata Share, reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Lenders’ Expenses incurred after the closing of the transactions contemplated by this Agreement) incurred by Agent (in its capacity as Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 13.7 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Agent.

13.8                           Agent in its Individual Capacity.  With respect to its Credit Extensions, MidCap shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Agent, and the terms “Lender” and “Lenders” include MidCap in its individual capacity.

13.9                           Successor Agent.  Agent may resign as Agent upon ten (10) days’ notice to the Lenders. If Agent resigns under this Agreement, all Lenders shall appoint from among the Lenders (or the affiliates thereof) a successor Agent for the Lenders, which successor Agent shall (unless an Event of Default has occurred and is continuing) be subject to the approval of Borrower (which approval shall not be unreasonably withheld or delayed). If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent from among the Lenders (or the affiliates thereof). Upon the acceptance of its appointment as successor Agent hereunder, the

Person acting as such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the respective term “Agent” means such successor Agent and the retiring Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 13 and Sections 2.4(d) and 12.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date ten (10) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

13.10                     Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Agent (irrespective of whether the principal of any Loan, shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent allowed in such judicial proceeding); and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 2.4(d).  To the extent that Agent fails timely to do so, each Lender may file a claim relating to such Lender’s claim.

13.11                     Collateral and Guaranty Matters.  The Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Guarantor and any Lien on any Collateral granted to or held by Agent under any Loan Document (i) upon the date that all Obligations due hereunder have been fully and indefeasibly paid in full and no Term Loan Commitments or other obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, (ii) that is transferred or to be transferred as part of or in connection with any Transfer permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 12.11. Upon request by Agent at any time, all Lenders will confirm in writing Agent’s authority to release its interest in particular types or items of Property, pursuant to this Section 13.11.

13.12                     Cooperation of Borrower.  If necessary, Borrower agrees to (i) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with Agent and prospective participants and assignees of Term Loan Commitments or Credit Extensions and (iii) assist Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request. Subject to the provisions of Section 12.9 Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

14                                  DEFINITIONS

14.1                           Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” means an advance or disbursement of proceeds to or for the account of Borrower in respect of a Term Loan.

“Additional Subordinated Notes” means Subordinated Debt consisting of up to $10,000,000 of Borrower’s Secured Subordinated Convertible Promissory Notes issued by Borrower after the Effective Date on substantially the same terms as set forth in that certain Subordinated Convertible Note and Warrant Purchase Agreement dated April 9, 2010 by and among Borrower and the “Lenders” (as defined therein) and which is subject to subordination provisions in favor of Agent and the Lenders on substantially the same terms as the provisions of the Subordination Agreement.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” means, MidCap, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders, and any successor Agent appointed pursuant to Section 13.9.

“Agent-Related Person” means Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys-in-fact of such Persons; provided, however, that no Agent-Related Person shall be an Affiliate of Borrower.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is the first Payment Date following the date that is twelve (12) months from the Funding Date of the Term A Loan.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Approved Lender” has the meaning given it in Section 12.1.

“Assignment Agreement” means an agreement substantially in the form of Exhibit E hereto.

“Base LIBOR Rate” means, for any Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day, on the preceding Business Day) in the amount of One Million Dollars ($1,000,000) are offered to major banks in the London interbank market on or about 11:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and the Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Agent is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit issued maturing no more than one (1) year after issue, and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (b) of this definition..  For the avoidance of doubt, the direct purchase by Borrower, co-borrower, or any subsidiary of Borrower of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower, co-borrower, or any subsidiary of Borrower shall be conclusively determined by the Lenders as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this agreement governing Permitted Investments.  Notwithstanding the foregoing, Cash Equivalents does not include and each Borrower and Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Maryland; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Maryland, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Term Loan or any other extension of credit by Agent or Lenders made pursuant to this Agreement for Borrower’s benefit.

“Default” is any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(c).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the deposit account maintained by Borrower with SVB and designated as the “Designated Deposit Account” and over which Agent shall be granted control for the ratable benefit of all Lenders.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of $5,000,000,000, and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower, any Guarantor or any of Borrower’s or any Guarantor’s Affiliates or Subsidiaries.  Notwithstanding the foregoing, in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Event” shall mean the receipt by Borrower, after the Effective Date, of unrestricted net cash proceeds of at least Thirty Million Dollars ($30,000,000.00) from (i) the closing of a Qualifying IPO, (ii) the closing of an equity round of financing pursuant to the private sale of Borrower’s equity or convertible debt securities, or (iii) up-front payments from a joint venture or partnership.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exigent Circumstances” is defined in Section 9.1.

“Existing Subordinated Notes” means Subordinated Debt consisting of Borrower’s Secured Subordinated Convertible Promissory Notes dated April 9, 2010 issued pursuant to the terms of that certain Subordinated Convertible Note and Warrant Purchase Agreement dated April 9, 2010 by and among Borrower and the “Lenders” as defined therein and which is subject to the provisions of the Subordination Agreement.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq. and all regulations promulgated thereunder.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earlier to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment in full of a Term Loan pursuant to Section 2.2(c) or (d), equal to the original principal amount of such Term Loan multiplied by the Final Payment Percentage.

“Final Payment Percentage” is two percent (2.00%).

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable Law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Liabilities” is defined in Section 12.2.

“Indemnified Person” is defined in Section 12.2.

“Indemnified Taxes” is defined in Section 2.6.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency Law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Interest Period” means the one-month period starting on the first (1st) day of each month and ending on the last day of such month; provided, however, that the first (1st) Interest Period for each Advance shall commence on the date that the applicable Advance is made and end on the last day of such month.

“Interest Rate Determination Date” means the second (2nd) Business Day prior to the first (1st) day of the related Interest Period.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” means Borrower’s (i) Chief Executive Officer, who is Jane Hollingsworth as of the Effective Date, and (ii) President, who is Terri Sebree as of the Effective Date.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Borrower in any particular circumstance.

“Lender” is any one of the Lenders.

“Lenders” shall mean the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Lenders and Agent for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Agent or the Lenders in connection with the Loan Documents.

“LIBOR Rate” means for each Interest Period, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Margin” is eight and three-quarters percent (8.75%) per annum.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrant, the Perfection Certificate, any note, or notes or guaranties executed by Borrower in connection with the indebtedness governed by this Agreement, and any other present or future agreement between Borrower and/or for the benefit of the Lenders and Agent in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) or prospects of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Intellectual Property” is all of Borrower’s Intellectual Property that is material to the condition (financial or other), business or operations of Borrower.

 “Maturity Date” means the Payment Date that is thirty-nine (39) months following the Funding Date of Term A Loan.

“Maximum Lawful Rate” is defined in Section 2.3(f).

“MidCap” is defined in the preamble hereof.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Payment, and other amounts Borrower owes the Lenders now or later, under this Agreement or the other Loan Documents, including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Agent, and the performance of Borrower’s duties under the Loan Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Original Lender” is defined in the definition of Required Lenders.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Payment Date” is the first day of each calendar month.

“Perfection Certificate” is defined in Section 5.1.

“Permits” means licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, marketing authorizations, other authorizations, registrations, permits, consents and approvals required in connection with the conduct of Borrower’s or any Subsidiary’s business or to comply with any applicable Laws, including, without limitation, drug listings and drug establishment registrations under 21 U.S.C. Section 510, and those issued by State governments for the conduct of Borrower’s or any Subsidiary’s business.

“Permitted Indebtedness” is:

(a)           Borrower’s Indebtedness to the Lenders and Agent under this Agreement and the other Loan Documents;

(b)           Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)           Subordinated Debt (including, without limitation, the Existing Subordinated Notes and the Additional Subordinated Notes);

(d)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)           Indebtedness secured by Permitted Liens;

(f)            extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(g)           Borrower’s indebtedness to any landlord under leases existing on the Effective Date, as contemplated by such agreements, in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000).

“Permitted Investments” are:

(a)           Investments shown on the Perfection Certificate and existing on the Effective Date;

(b)           Investments consisting of Cash Equivalents;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; provided that the aggregate amount of Investments pursuant to this clause (d) shall not exceed $50,000 in the aggregate at any time;

(e)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(f)            Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (f) shall not apply to Investments of Borrower in any Subsidiary; and

(g)           Investments in Subsidiaries; provided such Subsidiaries become a co-Borrower or guarantor hereunder, as Agent shall determine in accordance with Section 6.10 hereof.

“Permitted Liens” are:

(a)           Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended , and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens (i) on Equipment or other assets subject to capital leases acquired or held by Borrower incurred for financing the acquisition of the Equipment or such assets subject to capital leases securing no more than Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate principal amount outstanding at any one time, or (ii) on existing Equipment or such assets subject to capital leases when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment or other assets subject to capital leases;

(d)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase;

(e)           leases or subleases or real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, non-exclusive licenses and sublicenses do not prohibit granting Agent a security interest;

(f)            non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(g)           exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business and approved by Borrower’s board of directors; provided that prior to the occurrence of a Qualifying IPO,  no such exclusive license shall be permitted without the prior consent of the Lenders unless Borrower receives up-front payments of not less than $30,000,000 payable and received at the time such exclusive license is granted;

(h)           Liens securing the Existing Subordinated Notes and the Additional Subordinated Notes, provided that such Liens solely encumber the “Collateral” (as defined in that certain Security Agreement dated as of April 9, 2010 and as amended as of the Effective Date, by and among Borrower and the Lenders (as defined therein), as such Security Agreement is in effect on the Effective Date after giving effect to the amendment thereof on the Effective Date); and

(i)            Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” means with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i)            for a prepayment made on or after the Effective Date through and including the date which is twelve (12)  months after the Effective Date, five percent (5.00%) of the outstanding principal amount of the Term Loans;

(ii)           for a prepayment made after the date which is twelve (12) months after the Effective Date through and including the date which is twenty-four (24)  months after the Effective Date, three percent (3.00%) of the outstanding principal amount of the Term Loans; and

(ii)           for a prepayment made after the date which is twenty-four (24) months after the Effective Date and prior to the Maturity Date, one percent (1.00%) of the outstanding principal amount of the Term Loans; provided, however, that notwithstanding the foregoing, in the event that (i) the Equity Event occurs, (ii) Borrower requests funding of Term B Loan during the Term B Loan Draw Period and (iii) the Lenders, in their discretion, do not fund the Term B Loan during the Term B Loan Draw Period, then, from and after the termination of the Term B Loan Draw Period, no Prepayment Fee will be due and payable in respect of Term A Loan upon the prepayment in full of Term A Loan.

“Pro Rata Share” means, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the aggregate amount of all outstanding Term Loans held by such Lender by the aggregate amount of all outstanding Term Loans.

“Products” means any products manufactured, sold, developed, tested or marketed by any Borrower or any of its Subsidiaries, including without limitation, those products set forth on Schedule 5.11 (as updated from time to time in accordance with Section 6.2(e) above); provided that, if Borrower shall fail to comply with the obligations under Section 6.2(e) to give notice to Agent and update Schedule 5.11 prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition; and provided, further, that products manufactured by Borrower for unaffiliated third parties shall not be deemed “Products” hereunder.

“Qualifying IPO” is Borrower’s initial, firm-commitment underwritten offering and sale of shares of its Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in total aggregate cash proceeds actually received by Borrower (net of any and all underwriter and/or investment banker fees, commissions and discounts and any and all fees and disbursements of counsel and/or independent certified public accountants, and exclusive of any and all proceeds received by the Company pursuant to the exercise of any underwriters’ over-allotment or “Green Shoe” option) of at least $30,000,000.

 “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their respective Term Loans, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loans, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loans, Lenders holding sixty-six percent (66%) or more of the aggregate outstanding principal balance of the Term Loans, plus, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its respective Term Loans and (B) each assignee of an Original Lender provided such assignee was assigned or transferred and continues to hold 100% of the assigning Original Lender’s interest in the Term Loans (in each case in respect of clauses (A) and (B) of this clause (ii), whether or not such Lender is included within the Lenders holding sixty-six percent (66%) of the Terms Loans); provided, however, that notwithstanding the foregoing, for purposes of Section 9.1(b) hereof, “Required Lenders” means (i) for so long as all Original Lenders retain 100% of their interests in their respective Term Loans, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loans, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loans, Lenders holding sixty-six percent (66%) or more of the aggregate outstanding principal balance of the Term Loans, plus, in respect of this clause (ii), each Original Lender that has not assigned or transferred any portion of its respective Term Loan (in each case in respect of this clause (ii), whether or not such Original Lender is included within the Lenders holding sixty-six percent (66%) of the Term Loans).  For purposes of this definition only, a Lender shall be deemed to include itself, and any Lender that is an Affiliate or Approved Fund of such Lender.

“Required Permit” means a Permit (a) issued or required under Laws applicable to the business of Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of Borrower or any of its Subsidiaries or any Drug Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority necessary for the testing, manufacture, marketing or sale of any Product by any applicable Borrower(s) as such activities are being conducted by such Borrower with respect to such Product at such time), and (b) issued by any Person from which Borrower or any of their Subsidiaries have received an accreditation.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any Law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Responsible Officer” is any of the President, Chief Executive Officer, Chief Financial Officer or Vice President,  General Counsel of Borrower.

“Secured Promissory Note” is defined in Section 2.7.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations and credits made thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Series A Preferred Stock” is the Series A Preferred Stock, $0.001 par value per share, of Borrower.

“Series B Preferred Stock” is the Series B Preferred Stock, $0.001 par value per share, of Borrower.

 “Stated Rate” is defined in Section 2.3(f).

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and Lenders entered into between Agent, Borrower and the other creditor), on terms acceptable to Agent and the Lenders.

 “Subordination Agreement” is the agreement, dated the date hereof, between Agent and the holders of Existing Subordinated Debt as of the date hereof, in a form acceptable to Agent, as the same may be modified or amended from time to time with the consent of Agent and the Lenders.

 “Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more of Affiliates of such Person.

“SVB” is defined in the preamble hereof.

 “Term Loan” or “Term Loans” is defined in Section 2.2(a) hereof.

“Term A Loan” is defined in Section 2.2(b) hereof.

“Term B Loan” is defined in Section 2.2(b) hereof.

“Term B Loan Draw Period” is the period commencing upon the occurrence of the Equity Event and continuing through the earlier to occur of (i) the date which is one (1) year after the Effective Date and (ii) an Event of Default.

 “Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1.  “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Transfer” is defined in Section 7.1.

“Warrants” are those certain Warrants to Purchase Stock dated as of the Effective Date executed by Borrower in favor of each Lender or such Lender’s Affiliates.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

NUPATHE INC.

By	/s/ Keith A. Goldan
Name:	Keith A. Goldan
Title:	CFO

AGENT:

MIDCAP FUNDING III, LLC, as Agent

By	/s/ Josh Groman
Name:	Josh Groman
Title:	Managing Director

LENDERS:

MIDCAP FUNDING III, LLC, as a Lender

By	/s/ Josh Groman
Name:	Josh Groman
Title:	Managing Director

SILICON VALLEY BANK, as a Lender

By	/s/ Thomas F. Gordon
Name:	Thomas F. Gordon
Title:	Senior Vice President

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Lender	Term A Loan Commitment	Commitment Percentage
Midcap Funding III, LLC	$3,636,364	72.73%
Silicon Valley Bank	$1,363,636	27.27%
TOTAL TERM A LOANS	$5,000,000	100%
Lender	Term B Loan Commitment	Commitment Percentage
Midcap Funding III, LLC	$4,363,636	72.73%
Silicon Valley Bank	$1,636,364	27.27%
TOTAL TERM B LOANS	$6,000,000	100%
TOTAL TERM LOANS	$11,000,000	100%

SCHEDULE 5.12(b)

MATERIAL INTELLECTUAL PROPERTY

[see attached]

SCHEDULE 5.11

PRODUCTS; REQUIRED PERMITS

As of the Effective Date, clinical trials for the Borrower’s lead product, Zelrix, are being conducted under a New Drug Application (IND).

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, investment accounts, commodity accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired except to the extent that a judicial authority (including a U.S. Bankruptcy Court) would hold that it is necessary under applicable law to have a security interest in any of the following in order to have a perfected lien and security interest in and to the “IP Proceeds” defined below: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished; any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same; trademarks, trade names, service marks, mask works, rights of use of any name or domain names and, to the extent permitted under applicable law, any applications therefor, whether registered or not; and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing and any claims for damage by way of any past, present, or future infringement of any of the foregoing (collectively, the “IP Proceeds”).

Pursuant to the terms of a certain negative pledge arrangement with Lenders, Borrower has agreed not to encumber any of its Intellectual Property without Lenders’ prior written consent.

EXHIBIT B - LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE IS NOON E.S.T.

Fax To:	Date:

LOAN PAYMENT:
NuPathe Inc.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, E.S.T.

Beneficiary Name:	Amount of Wire: $
Beneficiary Lender:		Account
Number:
City and State:

Beneficiary Lender Transit (ABA) #:	Beneficiary Lender Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Lender:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT C - COMPLIANCE CERTIFICATE

TO: Midcap Funding III, LLC, as Agent	Date:
FROM: NuPathe Inc.

The undersigned authorized officer of NuPathe Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower, Agent and the Lenders (the “Agreement”), (1) Borrower is in complete compliance for the period ending                                 with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent.  Attached are the required documents supporting the certification.  The undersigned certifies, in the capacity as an officer of Borrower, that these are prepared in accordance with GAAP consistently applied from one period to the next except as may be explained in an accompanying letter or footnotes.  The undersigned acknowledges, in the capacity as an officer of Borrower, that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly Financial Statements	Monthly within 45 days	Yes No
Audited Financial Statements	Annually within 120 days after FYE	Yes No
Board Approved Projections	Annually within 30 days after FYE	Yes No
Compliance Certificate	Monthly within 45 days	Yes No

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

NUPATHE INC.	AGENT USE ONLY

Received by:
By:	AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes No

EXHIBIT D – SECURED PROMISSORY NOTE

SECURED PROMISSORY NOTE

$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, NUPATHE INC., a Delaware corporation (“Borrower”) HEREBY PROMISES TO PAY to the order of MIDCAP FUNDING III, LLC (“Lender”) the principal amount of                                           DOLLARS ($                             ) or such lesser amount as shall equal the outstanding principal balance of the Term           Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of the Term           Loan, at the rates and in accordance with the terms of the Loan and Security Agreement by and between Borrower and Midcap Funding III, LLC, as Agent, and the Lenders as defined therein (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).   If not sooner paid, the entire principal amount and all accrued interest hereunder and under the Loan Agreement shall be due and payable on Maturity Date as set forth in the Loan Agreement.

Borrower agrees to pay any initial partial month interest payment from the date of this Secured Promissory Note (this “Note”) to the first Payment Date (“Interim Interest”) on the first Payment Date.

Principal, interest and all other amounts due with respect to the Term           Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Note.  The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term         Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2(c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term         Loan, interest on the Term         Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland.

Note Register; Ownership of Note.  The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent.  Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation.  Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

NUPATHE INC.

By:
Name:
Title:

Exhibit E to Credit Agreement — Assignment Agreement

FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of June__, 2011 by and among (i) MIDCAP FUNDING III, LLC, a Delaware limited liability company with an office located at 7735 Old Georgetown Road, Suite 400, Bethesda, Maryland 20814 (“MidCap”), as collateral agent (“Agent”); (ii) MidCap as a “Lender”; (iii) SILICON VALLEY BANK, a California corporation with a loan production office located at 100 Matsonford Road, Building 5, Suite 555, Radnor, Pennsylvania 19087 (“SVB”), as a “Lender” (MidCap and SVB in their capacities as a “Lender” are each referred to herein as a “Lender”, and are collectively referred to herein as the “Lenders”); and (iv) NUPATHE INC., a Delaware corporation (“Borrower”).

1.             DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Borrower is indebted to the Lenders pursuant to a loan arrangement dated as of May 13, 2010, evidenced by, among other documents, a certain Loan and Security Agreement dated as of May 13, 2010, among Borrower, Agent and the Lenders (the “Loan Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

2.             DESCRIPTION OF COLLATERAL.  Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other document pursuant to which collateral security is granted to Agent, for the ratable benefit of the Lenders, the “Security Documents”).  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.             DESCRIPTION OF CHANGE IN TERMS.

A.                                   Modifications to Loan Agreement.

1.                                       The Loan Agreement shall be amended by deleting the following text appearing as Section 2.2 thereof:

“2.2         Term Loans.

(a)           Availability.  Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower in an aggregate amount of up to Eleven Million Dollars ($11,000,000.00) according to each Lender’s Term Loan Commitments as set forth on Schedule 1.1 hereto. The Term Loans shall be available in two tranches.  The first tranche (“Term A Loan”) shall be in an amount equal to Five Million Dollars ($5,000,000.00) and shall be advanced on the Effective Date.  The second tranche (“Term B Loan”; Term A Loan and Term B Loan are each referred to herein individually as a “Term Loan” and collectively as the “Term Loans”) shall be made available by the Lenders in their sole discretion during the Term B Loan Draw Period in an amount equal to Six Million Dollars ($6,000,000.00) in a single advance. After repayment, no Term Loan may be re-borrowed.

(b)           Interest Payments and Repayment.  Commencing on the first (1st) Payment Date following the Funding Date of Term A Loan, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make monthly payments of interest in arrears to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, in arrears, and calculated as set forth in Section 2.3.  Commencing on the Amortization Date, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make consecutive monthly payments of principal to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, as calculated by Agent based upon: (1) the amount of such Lender’s Term Loans, (2) the effective rate

of interest, as determined in Section 2.3, and (3) a straight-line amortization schedule ending on the Maturity Date.   All unpaid principal and accrued interest with respect to the Term Loans is due and payable in full on the Maturity Date.  The Term Loans may be prepaid only in accordance with Sections 2.2(c) and 2.2(d).

(c)           Mandatory Prepayments.   If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans and all other Obligations, plus accrued and unpaid interest thereon, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other sums that shall have become due and payable, including Lenders’ Expenses.

(d)           Permitted Prepayment of Loans.   Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay the Term Loans at least thirty (30) days prior to such prepayment, and (ii) pays to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, on the date of such prepayment, an amount equal to the sum of (A) all outstanding principal of the Term Loans and all other Obligations, plus accrued and unpaid interest thereon, (B) the Final Payment, (C) the Prepayment Fee, and (D) all other sums that shall have become due and payable, including Lenders’ Expenses.”

and inserting in lieu thereof the following:

“2.2         Term Loans.

(a)           Availability.  Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower in three advances as follows: (i) on the Effective Date in accordance with a notice delivered pursuant to Section 3.4, below, the Lenders agree, severally and not jointly, to make term loans to Borrower in the aggregate amount of Five Million Dollars ($5,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (each term loan made pursuant to this clause (i) is referred to herein individually as a “Term A Loan” and collectively as the “Term A Loans”); (ii) on the Term B Loan Funding Date in accordance with a notice delivered pursuant to Section 3.4, below, the Lenders agree, severally and not jointly, to make term loans to Borrower in the aggregate amount of Ten Million Dollars ($10,000,000.00) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (each term loan made pursuant to this clause (ii) is referred to herein individually as a “Term B Loan” and collectively as the “Term B Loans”); and (iii) during the Term C Loan Draw Period, in accordance with a notice delivered pursuant to Section 3.4, below, the Lenders agree, severally and not jointly, to make term loans to Borrower in a single advance in the aggregate amount of Three Million Dollars ($3,000,000.00) according to each Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto (each term loan made pursuant to this clause (iii) is referred to herein individually as a “Term C Loan” and collectively as the “Term C Loans”; the Term A Loans, the Term B Loans and the Term C Loans are each referred to herein individually as a “Term Loan” and collectively as the “Term Loans”).  After repayment, no Term Loan may be re-borrowed. Borrower agrees that in the event that the Term C Loan Draw Conditions are met on or before August 31, 2011 (and provided no Event of Default has occurred and is continuing)  that Borrower will draw the full amount of the Term C Loan Commitments during the Term C Loan Draw Period.

(b)           Interest Payments and Repayment.  Commencing on the first (1st) Payment Date following the applicable Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make monthly payments of interest in respect of each Term Loan to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, in arrears, and calculated as set forth in Section 2.3.  With respect to the Term A Loans, commencing on the Amortization Date for the Term A Loans, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make consecutive monthly payments of principal to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, as calculated by Agent based upon: (1) the amount of such Lender’s Term A Loans, (2) the effective rate of interest, as determined in Section 2.3, and (3) a straight-line amortization schedule ending on the Maturity Date.  With respect to the Term B Loans, commencing on the Amortization Date for the Term B Loans, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make consecutive monthly payments of principal to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, as calculated by Agent based upon: (1) the amount of such Lender’s Term B Loans, (2) the effective rate of interest, as determined in Section 2.3, and (3) a straight-line amortization schedule ending on the Maturity Date.  With respect to the Term C Loans, commencing on the Amortization Date for the Term C Loans, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make consecutive monthly payments of principal to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, as calculated by Agent based upon: (1) the amount of such Lender’s Term C Loans, (2) the effective rate of interest, as determined in Section 2.3, and (3) a straight-line amortization schedule ending on the Maturity Date.  All unpaid principal and accrued interest with respect to the Term Loans is due and payable in full on the Maturity Date.  The Term Loans may be prepaid only in accordance with Sections 2.2(c) and 2.2(d).

(c)          Mandatory Prepayments.   If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans and all other Obligations, plus accrued and unpaid interest thereon, plus (ii) the Final Payment, plus (iii) the Prepayment Fee, plus (iv) all other sums that shall have become due and payable, including Lenders’ Expenses.

(d)           Permitted Prepayment of Loans.   Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by the Lenders under this Agreement, provided that Borrower (i) provides written notice to Agent of its election to prepay the Term Loans at least thirty (30) days prior to such prepayment, and (ii) pays to Agent, for payment to each Lender in accordance with its respective Pro Rata Share, on the date of such prepayment, an amount equal to the sum of (A) all outstanding principal of the Term Loans and all other Obligations, plus accrued and unpaid interest thereon, (B) the Final Payment, (C) the Prepayment Fee, and (D) all other sums that shall have become due and payable, including Lenders’ Expenses.”

2.                                       The Loan Agreement shall be amended by deleting the following text appearing as Section 2.4(a) thereof:

“(a)         Origination Fee.  A fully earned, non refundable origination fee in an amount equal to one-half of one percent (0.50%) of the aggregate Term Loan Commitments of the Lenders, of which (i) Twenty Five Thousand Dollars ($25,000.00) has been paid to Agent prior to the Effective Date and (ii) Thirty Thousand Dollars ($30,000.00) shall be due on the Funding Date of Term B Loan, in each case to be shared among the Lenders pursuant to their respective Commitment Percentages;”

and inserting in lieu thereof the following:

“(a)         Origination Fees.  (i) A fully earned, non-refundable origination fee in an amount equal to one-half of one percent (0.50%) of the aggregate Term A Loan Commitments of the Lenders, which origination fee shall be due and payable on the Effective Date and (ii) a fully earned, non-refundable origination fee in an amount equal to Sixty Five Thousand Dollars ($65,000.00), of which (A) Fifty Thousand Dollars ($50,000) shall be due and payable in full on the Term B Loan Funding Date and (B) Fifteen Thousand Dollars ($15,000.00) shall be due and payable in full on the Funding Date of the Term C Loans, in each case to be shared among the Lenders pursuant to their respective Commitment Percentages;”

3.                                       The Loan Agreement shall be amended by adding the following new Section 6.13 immediately following Section 6.12 thereof:

“6.13       Liquidity Covenant.  At all times prior to the occurrence of an Equity Event, Borrower shall maintain unrestricted cash and Cash Equivalents of not less than $3,000,000.”

4.                                       The Loan Agreement shall be amended by deleting the following definition appearing in Section 14.1 thereof:

““Amortization Date” is the first Payment Date following the date that is twelve (12) months from the Funding Date of the Term A Loan.”

and inserting in lieu thereof the following:

““Amortization Date” is: (i) with respect to the Term A Loans, June 1, 2011; (ii) with respect to the Term B Loans, January 1, 2012; provided, however, that if the Term C Loans are advanced, the Amortization Date with respect to the Term B Loans shall be extended to April 1, 2012; and (iii) with respect to the Term C Loans, April 1, 2012.”

5.                                       The Loan Agreement shall be amended by deleting the following definition appearing in Section 14.1 thereof:

““Equity Event” shall mean the receipt by Borrower, after the Effective Date, of unrestricted net cash proceeds of at least Thirty Million Dollars ($30,000,000.00) from (i) the closing of a Qualifying IPO, (ii) the closing of an equity round of financing pursuant to the private sale of Borrower’s equity or convertible debt securities, or (iii) up-front payments from a joint venture or partnership.”

and inserting in lieu thereof the following:

““Equity Event” shall mean the receipt by Borrower, after the First Loan Modification Effective Date, of unrestricted net cash proceeds of at least Fifteen Million Dollars ($15,000,000.00) from (i)  the closing of an equity round of financing pursuant to the sale of Borrower’s equity or convertible debt securities, or (ii) up-front payments from a joint venture or partnership.”

6.                                       The Loan Agreement shall be amended by deleting the following definition appearing in Section 14.1 thereof:

““Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.”

and inserting in lieu thereof the following:

““Funding Date” is: (i) with respect to the Term A Loans, the Effective Date; (ii) with respect to the Term B Loans, the First Loan Modification Effective Date; and (iii) with respect to the Term C Loans, the date on which such Term C Loans are funded, in each case which date shall be a Business Day.”

7.                                       The Loan Agreement shall be amended by deleting the following definition appearing in Section 14.1 thereof:

““LIBOR Rate Margin” is eight and three-quarters percent (8.75%) per annum.”

and inserting in lieu thereof the following:

““LIBOR Rate Margin” is eight and one-half percent (8.50%) per annum.”

8.                                       The Loan Agreement shall be amended by deleting the following definition appearing in Section 14.1 thereof:

““Loan Documents” are, collectively, this Agreement, the Warrant, the Perfection Certificate, any note, or notes or guaranties executed by Borrower in connection with the indebtedness governed by this Agreement, and any other present or future agreement between Borrower and/or for the benefit of the Lenders and Agent in connection with this Agreement, all as amended, restated, or otherwise modified.”

and inserting in lieu thereof the following:

““Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificate, any note, or notes or guaranties executed by Borrower in connection with the indebtedness governed by this Agreement, and any other present or future agreement between Borrower and/or for the benefit of the Lenders and Agent in connection with this Agreement, all as amended, restated, or otherwise modified.”

9.                                       The Loan Agreement shall be amended by deleting the following definition appearing in Section 14.1 thereof:

““Prepayment Fee” means with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i)            for a prepayment made on or after the Effective Date through and including the date which is twelve (12)  months after the Effective Date, five percent (5.00%) of the outstanding principal amount of the Term Loans;

(ii)           for a prepayment made after the date which is twelve (12) months after the Effective Date through and including the date which is twenty-four (24)  months after the Effective Date, three percent (3.00%) of the outstanding principal amount of the Term Loans; and

(ii)           for a prepayment made after the date which is twenty-four (24) months after the Effective Date and prior to the Maturity Date, one percent (1.00%) of the outstanding principal amount of the Term Loans; provided, however, that notwithstanding the foregoing, in the event that (i) the Equity Event occurs, (ii) Borrower requests funding of Term B Loan during the Term B Loan Draw Period and (iii) the Lenders, in their discretion, do not fund the Term B Loan during the Term B Loan Draw Period, then, from and after the termination of the Term B Loan Draw Period, no Prepayment Fee will be due and payable in respect of Term A Loan upon the prepayment in full of Term A Loan.”

and inserting in lieu thereof the following:

““Prepayment Fee” means, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i)            for a prepayment made on or before the date which is twelve (12)  months after the applicable Funding Date for the Term Loans being prepaid, four percent (4.00%) of the outstanding principal amount of the Term Loans being prepaid;

(ii)           for a prepayment made after the date which is twelve (12) months after the applicable Funding Date through and including the date which is twenty-four (24)  months after the applicable Funding Date for the Term Loans being prepaid, three percent (3.00%) of the outstanding principal amount of the Term Loans being prepaid; and

(ii)           for a prepayment made after the date which is twenty-four (24) months after the applicable Funding Date for the Term Loans being prepaid but prior to the Maturity Date, one percent (1.00%) of the outstanding principal amount of the Term Loans being prepaid.”

10.                                 The Loan Agreement shall be amended by deleting the following definition appearing in Section 14.1 thereof:

““Term A Loan” is defined in Section 2.2(b) hereof.”

and inserting in lieu thereof the following:

““Term A Loan” or “Term A Loans” is defined in clause (i) of Section 2.2(a) hereof.”

11.                                 The Loan Agreement shall be amended by deleting the following definition appearing in Section 14.1 thereof:

““Term B Loan” is defined in Section 2.2(b) hereof.”

and inserting in lieu thereof the following:

““Term B Loan” or “Term B Loans” is defined in clause (ii) of Section 2.2(a) hereof.”

12.                                 The Loan Agreement shall be amended by deleting the following definition appearing in Section 14.1 thereof:

““Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1.  “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.”

and inserting in lieu thereof the following:

““Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term A Loan, a Term B Loan and/or a Term C Loan, up to the principal amount shown on Schedule 1.1.  “Term Loan Commitments” means the aggregate amount of the Term A Loan Commitment, the Term B Loan Commitment and the Term C Loan Commitment of all Lenders.”

13.                                 The Loan Agreement shall be amended by deleting the following definition appearing in Section 14.1 thereof:

““Warrants” are those certain Warrants to Purchase Stock dated as of the Effective Date executed by Borrower in favor of each Lender or such Lender’s Affiliates.”

and inserting in lieu thereof the following:

““Warrants” are (i) those certain Warrants to Purchase Stock dated as of the Effective Date and (ii) those certain Warrants to Purchase Stock dated as of the First Loan Modification Effective Date, in each case executed by Borrower in favor of each Lender or such Lender’s Affiliates.”

14.                                 The Loan Agreement shall be amended by deleting the following definition appearing in Section 14.1 thereof in its entirety:

“Term B Loan Draw Period” is the period commencing upon the occurrence of the Equity Event and continuing through the earlier to occur of (i) the date which is one (1) year after the Effective Date and (ii) an Event of Default.”

15.                                 The Loan Agreement shall be amended by adding the following definitions in Section 14.1 thereof in alphabetical order:

““First Loan Modification Effective Date” means June __, 2011.

“Term A Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term A Loan, up to the principal amount shown on Schedule 1.1.  “Term A Loan Commitments” means the aggregate amount of the Term A Loan Commitments of all Lenders.

“Term B Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term B Loan, up to the principal amount shown on Schedule 1.1.  “Term B Loan Commitments” means the aggregate amount of the Term B Loan Commitments of all Lenders.

“Term C Loan” or “Term C Loans” is defined in clause (iii) of Section 2.2(a) hereof.

“Term C Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term C Loan, up to the principal amount shown on Schedule 1.1.  “Term C Loan Commitments” means the aggregate amount of the Term C Loan Commitments of all Lenders.

“Term C Loan Draw Conditions” means (i) receipt by Borrower of United States  marketing approval of Zelrix from the FDA and (ii) initiation by Borrower of a clinical study of NP-201 in humans.

“Term C Loan Draw Period” is the period commencing upon the satisfaction of the Term C Loan Draw Conditions and continuing through the earlier to occur of (i) August 31, 2011 and (ii) an Event of Default.”

16.                                 The Loan Agreement shall be amended by deleting Schedule 1.1 thereto in its entirety and replacing it with Schedule 1.1 attached to this Loan Modification Agreement as Exhibit A.

4.             EXPENSES.  Borrower shall reimburse Agent and the Lenders for all legal fees and out-of pocket expenses incurred in connection with this Loan Modification Agreement.

5.             RATIFICATION OF LOAN DOCUMENTS.  Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Agent, for the ratable benefit of the Lenders, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

6.             PERFECTION CERTIFICATE.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in Borrower’s Perfection Certificate dated as of June __, 2011, and acknowledges, confirms and agrees that the disclosures and information that Borrower provided to Agent and the Lenders in such Perfection Certificate have not changed, as of the date hereof.

7.             NO DEFENSES OF BORROWER.  Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Agent and/or the Lenders with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Agent and/or the Lenders, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Agent and/or the Lenders from any liability thereunder.

8.             REPRESENTATIONS AND WARRANTIES.  To induce Agent and the Lenders to enter into this Loan Modification Agreement, Borrower does hereby warrant, represent and covenant to Agent and the Lenders that, after giving effect to this Loan Modification Agreement, (i) each representation or warranty of Borrower set forth in the Loan Agreement is hereby restated and reaffirmed as true and correct in all material respects on and as of the date of  this Loan Modification Agreement as if such representation or warranty were made on and as of the date of  this Loan Modification Agreement (except to the extent that any such representation or warranty expressly relates to a prior specific date or period), (ii) no Default or Event of Default has occurred and is continuing as of the date hereof and (iii) Borrower has the power and is duly authorized to enter into, deliver and perform this Loan Modification Agreement and this Loan Modification Agreement is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

9.             CONTINUING VALIDITY.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  The Lenders’ agreement to modifications to the existing Obligations pursuant to this  Loan Modification Agreement in no way shall obligate Agent or the Lenders to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Agent, the Lenders and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by the Lenders in writing.  No maker will be released by virtue of this Loan Modification Agreement.

10.           CONDITION PRECEDENT TO EFFECTIVENESS OF THIS LOAN MODIFICATION AGREEMENT.  This Loan Modification Agreement shall become effective as of the date referred to above upon the satisfaction of the following conditions precedent:

A.                         Agent shall have received, in form and substance satisfactory to Agent and the Lenders, one or more counterparts of this Loan Modification Agreement, duly executed and delivered by Borrower, Agent and the Lenders.

B.                           Agent shall have received, in form and substance satisfactory to Agent and the Lenders, a legal opinion of Borrower’s counsel dated as of the First Loan Modification Effective Date (as defined herein), together with the duly executed original signatures thereto.

C.                           The Lenders shall have received a warrant to purchase shares of Borrower’s common stock on terms and conditions satisfactory to the Lenders.

D.                          Each of the Lenders shall have received a Secured Promissory Note evidencing the Term B Loans made by such Lender on the First Loan Modification Effective Date.

E.                            Borrower shall have executed and delivered to Agent and the Lenders such additional documents, instruments, and agreements as Agent may reasonably request.

11.           COUNTERPARTS.  This Loan Modification Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

12.           GOVERNING LAW.  THIS LOAN MODIFICATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

13.           ENTIRE AGREEMENT.  The Existing Loan Documents as and when amended through this Loan Modification Agreement embody the entire agreement between the parties hereto relating to the subject matter thereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

[Remainder of Page Intentionally Left Blank –

Signature Page(s) to Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as of the date first written above.

BORROWER:

NUPATHE INC.

By	/s/ Keith A. Goldan
Name:	Keith A. Goldan
Title:	Vice President & CFO

AGENT:

MIDCAP FUNDING III, LLC, as Agent

By	/s/ Josh Groman
Name:	Josh Groman
Title:	Managing Director

LENDERS:

MIDCAP FUNDING III, LLC, as a Lender

By	/s/ Josh Groman
Name:	Josh Groman
Title:	Managing Director

SILICON VALLEY BANK, as a Lender

By	/s/ Denny Boyle
Name:	Denny Boyle
Title:	VP – Relationship Manager

EXHIBIT A TO LOAN MODIFICATION AGREEMENT

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Lender	Term A Loan Commitment	Commitment Percentage
MidCap Funding III, LLC	$3,636,364.00	72.73%
Silicon Valley Bank	$1,363,636.00	27.27%
TOTAL TERM A LOANS	$5,000,000.00	100%
Lender	Term B Loan Commitment	Commitment Percentage
MidCap Funding III, LLC	$7,272,727.27	72.73%
Silicon Valley Bank	$2,727,272.73	27.27%
TOTAL TERM B LOANS	$10,000,000.00	100%
Lender	Term C Loan Commitments	Commitment Percentage
MidCap Funding III, LLC	$2,181,818.40	72.73%
Silicon Valley Bank	$818,181.60	27.27%
TOTAL TERM C LOANS	$3,000,000.00	100%
Lender	Term Loan Commitments	Commitment Percentage
MidCap Funding III, LLC	$13,090,910.40	72.73%
Silicon Valley Bank	$4,909,089.60	27.27%
TOTAL TERM LOANS	$18,000,000.00	100%